May 7, 2002


Steven G. Singer
10 Loman Court
Cresskill, NJ 07626

Dear Steven:

This will confirm your resignation from Anacomp's Board of Directors effective the date set forth below. In consideration for your contributions to the Company prior to and during your tenure as a board member and for the consulting services described below, Anacomp agrees to pay you the amount of One Hundred Thousand Dollars ($100,000.00) which will be payable in cash in three (3) installments over the next two (2) years. The first payment will be made within ten (10) days of your resignation. The two remaining payments will be made on the anniversary date of your resignation.

You agree to make yourself reasonably available to consult with the Chairman and Chief Executive Officer of Anacomp from time to time until the third anniversary of your resignation with respect to strategic issues affecting the Company.

We will reimburse you promptly for all past and future expenses in connection with your services to Anacomp. Also, we will reimburse you for your reasonable attorney fees in connection with your resignation.

We have agreed that you will be able to nominate your successor to the Board to serve your term. Of course, your nominee should be qualified and be able to successfully pass a background screen and should not present problems with respect to engaging new auditors or obtaining Directors and Officers insurance. Upon satisfaction of these conditions and my interview of the candidate, I will be prepared to fully support your nominee for election to our Board of Directors.

This agreement between Anacomp and you shall be kept confidential and not disclosed to any person except as required by law. If disclosure is required by law, such disclosure shall be substantially in the form attached hereto as Exhibit A.

On behalf of Anacomp, I would like to thank you for your contributions and service to the Company.

Very truly yours,


/s/Edward P. Smoot
__________________________________
Edward P. Smoot
Chairman & Chief Executive Officer


ACCEPTED AND AGREED:

/s/Steven G. Singer
__________________________________
Steven G. Singer

Date: 05/15/02


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                                    Exhibit A

Anacomp, Inc. announced today the resignation of Steven Singer from the Board of Directors and the election of Wayne J. Barr to fill the vacated seat. Mr. Singer stated in his letter of resignation of that he had resigned "for personal reasons". Mr. Barr is Senior Vice President and General Counsel of TechOne Capital Group LLC.

Mr. Singer will be retained by the Company as a consultant to its Chairman and Chief Executive Officer for a period of 3 years at an annual retainer of $33,333.33.